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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 26, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1003, W2, Oriental Plaza, #1 East Chang An Avenue, Dong Chen District, Beijing, China 100738
(Address of principal executive offices)	(Zip Code)

86-10-8518-2686
Registrant’s telephone number, including area cod

China Energy Ventures Corp.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sale of Equity Securities

On February 2, 2005, the Board of Directors of Big Sky Energy Corporation (the “Registrant”) approved a private placement of a maximum of 14,000,000 common shares of the Registrant’s common stock at $0.50 per share.  Under the terms of the private placement the Registrant has until March 1, 2005 or such other date as the Registrant may chose to close this private offering.

As of the date of this filing, no subscriptions have yet been accepted by the Registrant.

The Registrant must file a registration statement with the U.S. Securities and Exchange Commission within 90 days of the final closing (March 1, 2005) to register these shares.  Should the Registrant fail to file a registration statement in the allotted time frame, the Registrant is required to issue to each purchaser of the private placement an additional 0.2 common share for each share purchased by the purchaser under the private placement.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 26, 2005, Big Sky Energy Corporation  (the “Company”) appointed Mr. S. A. (Al) Sehsuvaroglu as a member of its Board of Directors and also named him as President of the Company.

Mr. Sehsuvaroglu is a professional engineer with over 25 years of oil and gas experience and is the newly elected Vice-Chairman of the Kazakh Petroleum Society.  He began his career with Halliburton Energy Services in 1978, where he held various positions during his 22 years of service including Division Engineer; Country Manager, Algeria; Senior Account Manager, Caspian Region;  and Country Director – Kazakhstan with Kellogg Brown & Root.

In 2001, Mr. Sehsuvaroglu joined Nelson Resources, then a junior Kazakh oil and gas company, as President.  During the following 4 years he was part of a management team which grew oil production from 0 to 45,000 BOPD from oilfields located in western Kazakhstan.

On January 26, 2005, Mr. Daming Yang resigned as President of the Company.  Mr. Yang  will continue as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       February 3, 2005

BIG SKY VENTURES CORPORATION

By: /s/ Thomas Milne

Name:  Thomas Milne

Title:    Chief Financial Officer and Director